EX-35.3
OFFICER'S CERTIFICATE
Centerline Servicing Inc.

The undersigned, Keith Crandall, Servicing Officer of Centerline Servicing Inc., (f/k/a ARCap Servicing, Inc.), the Special Servicer under that certain Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") dated as of November 1, 2007 ("Transaction Closing Date"), relating to the Credit
Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C5, hereby certifies as follows:

1. a review of the activities of the Special Servicer during the preceding calendar year or portion thereof commencing from and after the Transaction Closing Date and of the performance of the Special Servicer under the Pooling and Servicing Agreement has been made under the undersigned officer's supervision; and

2. to the best of the undersigned's knowledge, based on such review, the Special Servicer has fulfilled all its obligations under the Pooling and Servicing Agreement in all material respects throughout such year, or portion thereof commencing from the Transaction Closing Date.

Capitalized terms not otherwise defined herein shall have the meanings given them in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, as of the 7th day of March, 2008, I have hereunto signed my name.


/s/ Keith Crandall
Keith Crandall
Servicing Officer of
Centerline Servicing Inc.,
a Delaware corporation